Exhibit 99.2

SEEDO CORP.

NOTICE OF ACTION WITHOUT A MEETING

OF THE STOCKHOLDERS

November 1, 2021

To Stockholders of Seedo Corp:

Notice is hereby given to stockholders of Seedo Corp (the “Company”), pursuant to Section 228(e) of the General Corporation Law of the State of Delaware, that the corporate actions set forth on Exhibit A to this notice was approved by written consent of the holder of outstanding shares of the capital stock of the Company representing a majority of the votes entitled to be cast at an election of directors.

In accordance therewith, David Freidenberg and Gil Feiler have been removed from the board of directors (and as CEO) of the Company, without cause, and Shmuel Yannay, Moshe Bar Siman Tov and Iris Tova Ginsburg have been appointed to the Board of Directors.

This notice is for your information only and does not require any action on your part.

Seedo Corp.,
a Delaware corporation

By:	/s/ Gadi Levin
Name: Gadi Levin
Title: Chief Financial Officer